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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): December 6, 2001 (December 5, 2001)

                             COR THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                    0-19290                       94-3060271
(State of jurisdiction)     (Commission File No.)      (IRS Employer Identification No.)

                              256 East Grand Avenue
                      South San Francisco, California 94080
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (650) 244-6800
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Item 5.      Other Events

     On December 5, 2001, COR Therapeutics, Inc., a Delaware corporation ("COR"), entered into an Agreement and Plan of Merger (the "Merger Agreement") among COR, Millennium Pharmaceuticals, Inc., a Delaware corporation ("Millennium"), and PGM Corporation, a Delaware corporation and wholly owned subsidiary of Millennium. Pursuant to the Merger Agreement, each outstanding share of common stock of COR will be converted into the right to receive 0.9873 shares of common stock of Millennium. Upon consummation of the merger, Millennium will issue or reserve for issuance approximately 78,472,843 shares of its common stock for conversion of all of the outstanding securities of COR, including approximately 16,155,535 shares issuable upon conversion of COR's outstanding convertible notes. The consummation of the merger is subject to customary closing conditions, including the approval of the stockholders of Millennium and the stockholders of COR and the receipt of certain governmental approvals.

     The merger is intended to constitute a tax-free reorganization for tax purposes. Pursuant to the Merger Agreement, Millennium will assume COR's outstanding stock option plans, and each outstanding COR stock option will become exercisable for shares of the common stock of Millennium. In addition, COR's 5.00% Convertible Subordinated Notes due March 1, 2007 and 4.50% Convertible Senior Notes due June 15, 2006, aggregating $600 million in outstanding principal amount, will become convertible into a number of shares of the common stock of Millennium as is equal to the number of shares as would have been issuable had the note holders converted the notes in full immediately prior to the merger. Upon consummation of the merger, Vaughn M. Kailian, Shaun R. Coughlin, Ginger L. Graham and Ernest Mario will each be elected as a member of Millennium's board of directors.

     In connection with the execution of the Merger Agreement, Millennium entered into a Voting Agreement with certain directors and officers of COR who have voting control of less than 1% of the outstanding shares of COR common stock pursuant to which, among other things, each such director and officer has agreed to vote his or her shares of COR common stock in favor of the merger. COR also entered into a Voting Agreement with certain directors and officers of Millennium who have voting control of approximately 2.1% of the outstanding shares of the common stock of Millennium, pursuant to which, among other things, each such director and officer has agreed to vote his or her shares of common stock of Millennium in favor of the merger.

     As of December 5, 2001, Millennium's directors and executive officers held approximately 4,812,012 shares of the common stock of Millennium and options to purchase approximately 5,555,033 shares of the common stock of Millennium. As of December 5, 2001, COR's directors and executive officers held approximately 512,834 shares of the common stock of the COR and options to purchase approximately 2,627,334 shares of the common stock of COR.

     The transaction was announced publicly on December 6, 2001. The description contained in this Item 5 of the transactions contemplated by the Merger Agreement is qualified

                                       2.

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in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

     In connection with the execution of the Merger Agreement, COR amended its stockholders' rights agreement to provide, among other things, that no person or entity would be considered to be an "acquiring person" thereunder by reason of any transaction contemplated by the merger agreement. COR's amendment to its rights agreement, dated December 5, 2001, is attached hereto as Exhibit 99.2.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

(c)          Exhibits

Exhibit 99.1 Agreement and Plan of Merger, dated as of December 5, 2001, among Millennium Pharmaceuticals, Inc., PGM Corporation and COR Therapeutics, Inc.

Exhibit 99.2 Amendment to Rights Agreement, dated December 5, 2001, between COR Therapeutics, Inc. and Mellon Investor Services LLC (as successor to Chemical Trust Company of California)

                                       3.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   COR THERAPEUTICS, INC.

Dated: December 6, 2001            By: /s/ Patrick Broderick
                                       -------------------------------------
                                       Patrick Broderick
                                       Senior Vice President and General Counsel

                                       4.